Exhibit 16.1

March 18 2009

Securities and Exchange Commission

100 F Street, NE

Washington, DC  20549

USA

Dear Ladies and Gentlemen,

We are the former independent auditors for S2C Global Systems, Inc., a Nevada corporation (the “Company”).  We have read the Company’s current report on Form 8-K dated March 18 2009 (the “Form 8-K”) and are in agreement with the disclosures regarding our firm as included in the Form 8-K to be filed with the Securities and Exchange Commission.  We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/s/ MacKay LLP

MACKAY LLP

Chartered Accountants